Exhibit 99.1

[i2 Logo]

i2 Board of Directors Names Michael E. McGrath Chief Executive Officer and President

Sanjiv Sidhu resigns CEO and president positions; remains chairman of the Board

DALLAS — February 28, 2005 — i2 Technologies, Inc. (OTC: ITWH), a leading provider of demand-driven supply chain solutions designed to enable business agility, today announced that its Board of Directors has named Michael E. McGrath chief executive officer and president. McGrath replaces Sanjiv Sidhu, who remains chairman of the Board.

In July 2004 the company announced that Sidhu had intended to step down and that it would begin to search for a successor CEO.

“Michael McGrath brings tremendous knowledge and a wealth of experience to this position,” said Sidhu, who founded i2 in 1988. “He has exhibited strong leadership as a member of our Board of Directors, and we are extremely pleased that he has chosen to take a larger leadership position with i2,” said Sidhu. “I remain committed to i2, and intend to continue working with employees and customers to help take i2 to the next level.”

According to Sidhu, the Board of Directors has given McGrath a clear mandate. “We expect Michael to refocus and resize i2, while at the same time establishing a strong foundation for future growth. It is then expected that we will recruit a new CEO, and that Michael will continue his leadership by assuming my role as Chairman of the Board.”

“I have admired Sanjiv’s vision and leadership in the supply chain industry for many years. The positive impact i2’s people and solutions have had on many of the world’s leading companies is impressive,” said McGrath. “I am excited about this opportunity to lead i2. I look forward to extending i2’s tradition of delivering value to customers, and quickly returning the company to operating profitability.”

A renowned expert on supply chain management, product development, and product strategy, McGrath joined the i2 Board of Directors in August 2004. He is co-founder of Pittiglio Rabin Todd & McGrath (PRTM), a leading management consulting firm to technology-based companies. He retired as chairman and CEO of PRTM’s Atlantic Region in July 2004 after spending 28 years building the company into a highly successful management consulting firm.

While at PRTM, he initiated the company’s product development consulting practice, establishing it as one of the most successful and effective models of the product development process for technology-based industries. In 1993, McGrath created the Supply-Chain Operations Reference-model® (SCOR®) to define a standard for the supply chain management process, which is now managed as an industry standard by the Supply-Chain Council.

McGrath also founded IDe, a leading provider of integrated solutions for Development Chain Management in June 1998, and has served as IDe chairman since October of that year. He is also the author or co-author of five books and numerous articles. Over the last decade, his book, “Product Strategy for High-Technology Companies: How to Achieve Growth, Competitive Advantage and Increased Profits,” has been used by many companies to guide strategic growth.

Prior to co-founding PRTM in 1976, McGrath worked for Price Waterhouse & Co., Texas Instruments and McCormack & Dodge, where he contributed to the pioneering efforts to create the packaged applications software industry in 1971. He holds a bachelor’s degree in Computer Science and Management Science from Boston College and a master’s in business administration from Harvard Business School. He is also a certified public accountant.

i2 Board of Directors Names Michael E. McGrath Chief Executive Officer and President

Conference Call Information

The i2 management team will host a live conference call with analysts tomorrow, Tuesday, March 1 at 5:00 p.m. EDT to introduce McGrath. A brief question and answer session will follow. Investors and other interested parties may access the call via web cast through the Company’s Web site at www.i2.com/investor. An audio replay of the event will be available for approximately 24 hours following the call. To access the replay, dial 800-475-6701 (USA) or 320-365-3844 (International) and enter access code 772445. The Web cast of the call will also be archived via the company’s Web site at http://www.i2.com/investor.

About i2

i2 is a leading provider of demand-driven supply chain solutions designed to enable business agility. i2’s flexible solutions can synchronize demand and supply across an ever-changing global supply network. Nineteen of the AMR Research Top 25 Global Supply Chains belong to companies who are i2 customers. Seven of the Fortune global top 10 are also customers of i2. Founded in 1988 with a commitment to customer success and supply chain innovation, i2 has a history of delivering value by implementing solutions designed to provide a rapid return on investment. Learn more at www.i2.com.

i2 is a registered trademark of i2 Technologies US, Inc. and i2 Technologies, Inc.

i2 Cautionary Language

This press release may contain forward-looking statements that involve risks and uncertainties, including, but not limited to, forward-looking statements regarding refocusing and resizing i2; establishing a strong foundation for future growth of the company; extending i2’s tradition of delivering value to customers; quickly returning the company to operating profitability; and Mr. Sidhu’s continued commitment to i2. These forward-looking statements involve risks and uncertainties that may cause actual results to differ from those projected. For a discussion of factors which could impact i2’s financial results and cause actual results to differ materially from those in forward-looking statements, please refer to i2’s recent filings with the SEC, particularly the Quarterly Report on Form 10-Q filed November 9, 2004 and the Annual Report on form 10-K/A filed March 17, 2004. i2 assumes no obligation to update the forward-looking information contained in this news release.

For More Information Please Contact:

Melanie Ofenloch

i2 Technologies

469-357-3027

Melanie_ofenloch@i2.com

Kellie Nugent

Shelton Investor Relations for i2

972-239-5119 ext 125

knugent@sheltongroup.com